UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 20, 2011

PERRIGO COMPANY

(Exact Name of Registrant as Specified in Charter)

MICHIGAN	0-19725	38-2799573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Eastern Avenue, Allegan, Michigan	49010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (269) 673-8451

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    Entry into a Material Definitive Agreement

On January 20, 2011, Perrigo Company (the “Company”), Paddock Laboratories, Inc. (“Paddock”), Paddock Properties Limited Partnership (“Paddock Properties, and together with Paddock, the “Sellers”) and certain affiliates of Sellers as Guarantors entered into a Purchase Agreement (the “Purchase Agreement”) whereby the Company will acquire substantially all of the assets of Paddock, a privately-held, Minneapolis-based, manufacturer and marketer of generic pharmaceutical products (the “Paddock Acquisition”). The Company will pay an aggregate purchase price of $540 million in cash (the “Cash Purchase Price”), which is intended to be funded through a combination of (a) approximately $80 million of cash on hand, (b) $310 million available under the Company’s existing bank debt agreements, and (c) $150 million from a new Term Loan (defined and described below in Item 2.03). No debt or cash of the Sellers will be assumed by the Company in the Paddock Acquisition.

The completion of the Paddock Acquisition is subject to certain conditions, including, among others, that (i) the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated, (ii) subject to certain materiality exceptions, the representations and warranties made by the Company and the Sellers, respectively, are true and correct and (iii) the Company and the Sellers are in compliance in all material respects with their respective Purchase Agreement obligations.

The Purchase Agreement contains customary representations, warranties and covenants by the parties. At the closing of the Paddock Acquisition, the Company will pay $54 million of the Cash Purchase Price into an escrow account that will be used to satisfy any obligation of the Sellers to pay post-closing adjustments to the purchase price and to pay any indemnification claims, including claims relating to breaches of the Sellers’ representations and warranties (subject to certain materiality exceptions) or of the Sellers’ covenants or agreements pursuant to the Purchase Agreement. The Company’s indemnification claims are subject to a deductible of 1.0% of the Cash Purchase Price and limited to a cap of $54 million.

The Company or Paddock may terminate the Purchase Agreement if all of the conditions to the obligations of the Company and the Sellers (subject to certain specified exceptions) have been satisfied or waived and the Paddock Acquisition has not been consummated by July 19, 2011 (which may be extended to October 17, 2011, if any applicable review period in connection with the HSR Act has not ended or any approval required thereunder has not yet been received, or if the Company is in the process of obtaining certain permits from the U.S. Department of Justice or the Minnesota Board of Pharmacy).

The Purchase Agreement provides that, concurrent with the completion of the Paddock Acquisition, Bruce Paddock will enter into a non-competition agreement with the Company (the “Paddock Non-Competition Agreement”). The Paddock Non-Competition Agreement will provide that Mr. Paddock will not compete, directly or indirectly, (i) until the fourth anniversary of the Closing Date (as defined by the Purchase Agreement), with the products manufactured, distributed, sold or marketed by Paddock and the products selected and approved by Paddock’s Product Selection Committee (the “Products”); or (ii) until the second anniversary of the Closing Date (as defined in the Purchase Agreement), with the business of developing, manufacturing, marketing and distributing generic pharmaceutical and over-the-counter products (the “Business”). The Paddock Non-Competition Agreement also will provide that, until the fourth anniversary of the Closing Date (as defined in the Purchase Agreement), Mr. Paddock will not solicit any employees of the Company or customers of the Company who are also customers of the Business.

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

ITEM 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 20, 2011, concurrent with the execution of the Purchase Agreement, the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Morgan Stanley Senior Funding, Inc. and Bank of America, N.A., as Syndication Agents, Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arrangers and Joint Bookrunners and the lender parties therein listed entered into a Term Loan Agreement (the “Term Loan Agreement”). Under the Term Loan Agreement, each of Morgan Stanley Bank, N.A., JPMorgan Chase Bank, N.A. and Bank of America, N.A. (collectively, the “Initial Lenders”) committed to provide a term loan commitment of $50 million for an initial term loan of $150 million (the “Term Loan”). The Term Loan Agreement permits the Company, subject to certain conditions, to increase the total amount of the Term Loan by adding one or more additional lenders or by obtaining an increased commitment from the Initial Lenders. Pursuant to meeting certain conditions of agreements with the Initial Lenders and the limitations of the Company’s authorizing resolutions, the Company may increase the amount of the Term Loans to $250 million. The Company will use the Term Loan to pay a portion of the Cash Purchase Price of the Paddock Acquisition, together with related costs and expenses.

The obligations under the Term Loan are guaranteed by certain of the Company’s subsidiaries. Upon delivery of proper notice and certain other conditions described in the Term Loan Agreement, the Term Loan will qualify as an “Additional Permitted Secured Debt Tranche” under the Company’s existing Intercreditor Agreement (as defined in the Term Loan Agreement) and will be secured, on a ratable basis with certain other existing debt, by a lien on certain collateral of certain of the Company’s subsidiaries.

Interest on the Term Loan is payable quarterly on April 15, July 15, October 15, and January 15 in each year. The portion of the Term Loan comprising each ABR Borrowing shall bear interest at the highest of (i) the “prime” rate publicly announced by JPMorgan Chase Bank, N.A. from time to time at its principal office in Chicago, (ii) the Federal Funds Effective Rate plus 0.50%, and (iii) the Adjusted One Month LIBOR Rate. The portion of the Term Loan comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect plus the Applicable Rate. To the extent permitted by law, any overdue payment of principal or interest shall bear interest at a rate per annum from time to time equal to (i) in the case of overdue principal, 2% plus the rate otherwise applicable or (ii) in the case of any other amount, 2% plus the rate applicable to the ABR Loans.

Upon notice as provided in the Term Loan Agreement, the Company may prepay at any time all or any part of the Term Loan.

In the Term Loan Agreement, the Company makes certain representations and warranties and, while any of the Term Loan is outstanding, agrees to comply with certain affirmative covenants addressing, among other matters, the maintenance of its corporate existence, compliance with laws, and the provision of certain financial information and reports. The Company also agrees to be bound by certain negative covenants while the Term Loan is outstanding addressing, among other matters, additional liens, mergers or consolidations, and sale of assets. Additionally, the Company agrees, among other things, that it will not permit, as of the end of any fiscal quarter (i) the ratio of Consolidated Indebtedness to Consolidated EBITDA, in each case for the then most recently completed four fiscal quarters (the “Leverage Ratio”), to be greater than 3.25 to 1.0 (subject to certain exceptions); or (ii) the ratio of Consolidated EBIT to Consolidated Interest Expense, in each case for the then most recently completed four fiscal quarters, to be less than 3.0 to 1.0. Upon the consummation of a Qualified Acquisition (as defined in the Term Loan Agreement), the Company may increase the permitted Leverage Ratio to no greater than 3.5 to 1.0 for three succeeding fiscal quarters after the Qualified Acquisition.

Upon the occurrence of an Event of Default, the Administrative Agent may terminate the Term Loan commitments and declare the Term Loans outstanding, together with all accrued interest, to be immediately due and payable. An Event of Default (as more fully defined in the Term Loan Agreement) includes, among other things, nonpayment of the principal of or interest on the Term Loan when due or a breach of any covenants contained in the Term Loan Agreement, the occurrence of any event or condition that results in any Material Indebtedness (as defined in the Term Loan Agreement) of the Company becoming due prior to its scheduled maturity or that enables or permits the holders of any Material Indebtedness or any trustee or agent thereof to cause any Material Indebtedness to become due. In addition, upon the occurrence of certain Events of Default relating to liquidation, bankruptcy or insolvency, the Term Loan commitments shall automatically terminate and the principal of the Term Loans then outstanding, together all accrued interest, shall automatically become due and payable.

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01.    Financial Statements and Exhibits

(d) Exhibits

2.1	*	Purchase Agreement, dated as of January 20, 2011, among Perrigo Company, Paddock Laboratories, Inc., Paddock Properties Limited Partnership, and, solely for the purposes of Section 11.15, certain Guarantors listed on Exhibit A.

10.1		Term Loan Agreement, dated as of January 20, 2011, among Perrigo Company; JPMorgan Chase Bank, N.A., as Administrative Agent; Morgan Stanley Senior Funding, Inc. and Bank of America, N.A., as Syndication Agents; and the lender parties therein listed.

*	Perrigo Company undertakes to furnish to the Securities and Exchange Commission upon request a copy of any schedules or similar attachments not filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRIGO COMPANY
(Registrant)
Date: January 26, 2011

	By:	/s/ Todd W. Kingma
Todd W. Kingma
Executive Vice President, General Counsel and Secretary

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EXHIBIT INDEX

2.1*	Purchase Agreement, dated as of January 20, 2011, among Perrigo Company, Paddock Laboratories, Inc., Paddock Properties Limited Partnership, and, solely for the purposes of Section 11.15, certain Guarantors listed on Exhibit A.

10.1	Term Loan Agreement, dated as of January 20, 2011, among Perrigo Company; JPMorgan Chase Bank, N.A., as Administrative Agent; Morgan Stanley Senior Funding, Inc. and Bank of America, N.A., as Syndication Agents; and the lender parties therein listed.

*	Perrigo Company undertakes to furnish to the Securities and Exchange Commission upon request a copy of any schedules or similar attachments not filed herewith.

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